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                                                                      EXHIBIT 20


                                                                October 9, 2000




Dear Florida East Coast Industries, Inc., Shareholder:

         This is a historic day for Florida East Coast Industries, Inc. (FECI) and its shareholders. As you are aware, The St. Joe Company previously announced the distribution to you of a proportionate share of FECI Class B common stock for each share of St. Joe you held as of September 18, 2000. If you own shares directly, enclosed you will find a single stock certificate representing the entire distribution to you by St. Joe of your Class B shares of FECI. If you own St. Joe shares indirectly, your new Class B shares of FECI will be deposited directly into your brokerage firm account. The Class B shares will trade on the NYSE under the ticker symbol FLA.b. In lieu of any fractional shares that might have resulted from the distribution, you will receive a check in a separate mailing. You will receive a tax information statement regarding this distribution separately from St. Joe. We are delighted to welcome you as one of our owners.

         Holders of Class B common stock have the right to elect, as a class, at least 80 percent of the FECI Board of Directors. This change permitted the distribution to be tax-free to St. Joe and its shareholders. Except with respect to voting rights for election or removal of Directors, the Class A and Class B common stock are identical.

         In connection with the recapitalization, FECI has also adopted a Shareholders Rights Plan and effective today, declared a dividend of one Right for each share of FECI common stock, including both Class A and Class B. FECI also adopted a number of corporate governance amendments which, together with the Rights Plan, will make it more difficult for any potential acquirer to take unfair advantage of FECI's new capital structure. These amendments were approved by FECI's shareholders, including by the holders of a majority of shares other than those shares held by St. Joe or its affiliates such as the Nemours Foundation and Alfred I. duPont Testamentary Trust, at a special shareholders meeting on March 8, 2000.

         The Rights Plan improves the ability of the Board to protect and advance the interests of FECI and its shareholders in the event of an unsolicited proposal to acquire a significant interest in FECI. The Rights Plan is designed to discourage the unsolicited acquisition of control of FECI through only the purchase of shares of Class B and the unsolicited acquisition of a substantial amount of both Class A and Class B common stock. The Rights Plan does not apply to a takeover proposal, whether or not unsolicited, which treats Class A and Class B stockholders equally.

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         The threshold percentages for triggering the Rights Plan have been established slightly above the ownership levels of common stock to be held collectively by the Nemours Foundation and the Alfred I. duPont Testamentary Trust after the distribution. These entities are affiliates of St. Joe. As a result of the distribution, the Nemours Foundation and Alfred I. duPont Testamentary Trust beneficially own 61.1% of the outstanding shares of Class B common stock and 37.8% of the total outstanding shares of both classes, which includes 10.7% of the outstanding shares of Class A common stock.

         Initially, the Rights will not be exercisable and will be inseparable from and trade with shares of the Company's Class A and Class B common stock and have no impact on the way those shares are traded. As explained in the attached Summary of the Rights Plan, the Rights are not exercisable until ten business days after a person or group announces acquisition of 62% or more of the outstanding shares of Class B common stock or 39% or more of the total outstanding shares of both classes of common stock (Threshold Amounts) or ten business days after the commencement of a tender offer that would result in ownership of the Threshold Amounts.

         Enclosed is a more detailed summary of the Rights Plan. A copy of the Rights Plan is available without charge upon request from FECI. Neither this letter nor the summary are a complete description of the Rights, and each is qualified in its entirety by reference to the Rights Plan, which is incorporated herein by reference.

         PLEASE REMEMBER THAT NO CERTIFICATES FOR THE RIGHTS WILL BE ISSUED UNTIL THE RIGHTS BECOME EXERCISABLE. YOU ARE NOT REQUIRED TO TAKE ANY ACTION NOW.

         I would like to take this opportunity to again welcome you as an FECI shareholder. We look forward to the exciting opportunities that the Company will seize as a newly independent entity, and the value those will deliver to you. The recapitalization of Florida East Coast Industries as a result of St. Joe's spin off of its interest directly to you provides FECI with the freedom to modify its capital structure, pursue its own business interests, and maximize the value of its assets and franchises. For more information about FECI, please visit our web site at www.feci.com. For a complete investment package, please contact us through our investor relations web page or contact Brian Nicholson, Director, Shareholder Services at FECI, One Malaga Street, St. Augustine, FL 32084, telephone (904) 819-2119. If you have any questions regarding the distribution of Class B shares, please call First Union National Bank toll free at (800) 829-8432 or (704) 596-0394.

                                           On behalf of the Board of Directors,




                                           Robert W. Anestis
                                           Chairman of the Board
                                           President and Chief Executive Officer



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                                                     October 9, 2000



Dear Florida East Coast Industries, Inc. Shareholder:

         This is a historic day for Florida East Coast Industries, Inc. (FECI) and its shareholders. We are pleased to report that the recapitalization of FECI and the pro rata spin-off by The St. Joe Company to St. Joe shareholders of its approximate 54% equity interest in FECI was completed today. Consequently, St. Joe no longer has an equity interest in FECI. The recapitalization provides FECI with the freedom to modify its capital structure, pursue its own business interests, and maximize the value of its assets and franchises.

         As part of the recapitalization, St. Joe exchanged all of it shares of FECI common stock for an equal number of shares of FECI Class B common stock, which was distributed to St. Joe shareholders. The Class B shares will trade on the NYSE under the ticker symbol "FLA.b." Holders of Class B common stock have the right to elect, as a class, at least 80% of the FECI Board of Directors.

         All shares of FECI common stock, other than the shares of Class B stock distributed to St. Joe shareholders, have been redesignated as FECI Class A common stock. These shares will continue to trade on the NYSE under the ticker symbol "FLA." Except with respect to voting rights for the election or removal of directors, the Class A and Class B common stock are identical. Stock certificates representing FECI common stock outstanding prior to the distribution continue to represent an equal number of shares of Class A stock. NO PHYSICAL EXCHANGE OF STOCK CERTIFICATES IS NECESSARY.

         In connection with the recapitalization, FECI has also adopted a Shareholders Rights Plan and effective today declared a dividend of one Right for each share of FECI common stock, including both Class A and Class B. FECI also adopted a number of corporate governance amendments which, together with the Rights Plan, will make it more difficult for any potential acquirer to take unfair advantage of FECI's new capital structure. These amendments were approved by FECI's shareholders, including by the holders of a majority of shares other than those shares held by St. Joe or its affiliates such as the Nemours Foundation and Alfred I. duPont Testamentary Trust, at a special shareholders meeting on March 8, 2000.

         The Rights Plan improves the ability of the Board to protect and advance the interests of FECI and its shareholders in the event of an unsolicited proposal


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to acquire a significant interest in FECI. The Rights Plan is designed to discourage the unsolicited acquisition of control of FECI through only the purchase of shares of Class B and the unsolicited acquisition of a substantial amount of both Class A and Class B common stock. The Rights Plan does not apply to a takeover proposal, whether or not unsolicited, which treats Class A and Class B shareholders equally.

         The threshold percentages for triggering the Rights Plan have been established slightly above the ownership levels of common stock to be held collectively by the Nemours Foundation and the Alfred I. duPont Testamentary Trust after the distribution. These entities are affiliates of St. Joe. As a result of the distribution, the Nemours Foundation and Alfred I. duPont Testamentary Trust beneficially own 61.1% of the outstanding shares of Class B common stock and 37.8% of the total outstanding shares of both classes, which includes 10.7% of the outstanding shares of Class A common stock.

         Initially, the Rights will not be exercisable and will be inseparable from and trade with shares of the Company's Class A and Class B common stock and have no impact on the way those shares are traded. As explained in the attached Summary of the Rights Plan, the Rights are not exercisable until ten business days after a person or group announces acquisition of 62% or more of the outstanding shares of Class B common stock or 39% or more of the total outstanding shares of both classes of common stock (Threshold Amounts) or ten business days after the commencement of a tender offer that would result in ownership of the Threshold Amounts.

         Enclosed is a more detailed summary of the Rights Plan. A copy of the Rights Plan is available without charge upon request from FECI. Neither this letter nor the summary are a complete description of the Rights Plan or the Rights, and each is qualified in its entirety by reference to the Rights Plan, which is incorporated herein by reference.

         PLEASE REMEMBER THAT NO CERTIFICATES FOR THE RIGHTS WILL BE ISSUED UNTIL THE RIGHTS BECOME EXERCISABLE. YOU ARE NOT REQUIRED TO TAKE ANY ACTION NOW AND YOU SHOULD NOT RETURN ANY SHARE CERTIFICATES YOU CURRENTLY HOLD.


                                           On behalf of the Board of Directors,



                                           Robert W. Anestis
                                           Chairman of the Board
                                           President and Chief Executive Officer



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AS SET FORTH IN THE RIGHTS AGREEMENT, RIGHTS ISSUED OR TRANSFERRED TO, OR HELD
BY, ANY PERSON WHO IS, WAS OR BECOMES AN ACQUIRING PERSON OR AN AFFILIATE OR ASSOCIATE THEREOF (AS SUCH TERMS ARE DEFINED IN THE RIGHTS AGREEMENT), WHETHER CURRENTLY HELD BY OR ON BEHALF OF SUCH PERSON OR BY ANY SUBSEQUENT HOLDER, MAY BE NULL AND VOID.


                                SUMMARY OF RIGHTS
                       FLORIDA EAST COAST INDUSTRIES, INC.
                             STOCKHOLDER RIGHTS PLAN

                                Summary of Terms

Form of Security             The Board has declared a dividend of one preferred
                             stock purchase right for each outstanding share of the Company's Class A Common Stock and Class B
                             Common Stock (collectively, the "Common Stock"), payable to holders of record as of the close of business on October 9, 2000 (each a "Right" and collectively, the "Rights").

Transfer Prior to the Distribution Date (as described below), each Right generally will be evidenced by the certificates for, and will be transferred with, the Common Stock, and the registered holders of the Common Stock will be deemed to be the registered holders of the Rights.

                             After the Distribution Date, the Rights Agent will mail separate certificates evidencing the Rights to each record holder of the Common Stock as of the close of business on the Distribution Date, and thereafter the Rights will be transferable separately from the Common Stock.

Distribution Date            "Distribution Date" generally means the earlier of:
                             (1) the 10th business day after public announcement that any person or group, other than pursuant to a Qualified Offer (as described below), has become the beneficial owner of 62% or more of the outstanding shares of Class B Common Stock or 39% or more of the total outstanding shares of Common
                             Stock, and (2) the 10th business day after the date of the commencement of a tender or exchange offer, other than a Qualified Offer, by any person which would, if consummated, result in

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                             such person becoming the beneficial owner of 62% or
                             more of the outstanding shares of Class B Common Stock or 39% or more of the total outstanding shares of Common Stock.

Qualified Offer              "Qualified Offer" generally means any public tender
                             offer or public exchange offer to purchase all, but not less than all, of the outstanding shares of Common Stock pursuant to which all holders of Common Stock, regardless of class, are offered the identical per share consideration.

Exercise Prior to the Distribution Date, the Rights will not be exercisable.

                             After the Distribution Date, prior to the occurrence of an event described below under "Flip-In" and "Flip-Over", each Right will be exercisable to purchase, for $250.00 (the "Purchase Price"), one one-hundredth of a share of Series A Participating Cumulative Preferred Stock, no par value, of the Company.

Flip-In Except pursuant to a Qualified Offer and subject to certain typical exceptions (e.g. for inadvertent triggers), if any person or group (an "Acquiring Person") becomes the beneficial owner of 62% or more of the outstanding shares of Class B Common Stock or 39% or more of the total outstanding shares of Common Stock, then each Right (other than Rights beneficially owned by the Acquiring Person and certain affiliated persons) will entitle the holder to purchase, for the Purchase Price, a number of shares of Class B Common Stock having a market value of twice the Purchase Price.

Flip-Over                    Subject to the exception contained in the next
                             paragraph, if after any person has become an Acquiring Person, the Company is involved in a merger or other business combination in which the Company is not the surviving corporation or its Common Stock is exchanged for other securities or assets, then each Right will entitle the holder to purchase, for the Purchase Price, a number of shares of common stock of the other party to such business combination or sale (or in certain circumstances, an affiliate) having a market value of twice the Purchase Price.

                             The "Flip-Over" provision will not be triggered, however, if (1) the merger or other business


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                             combination referred to above is consummated by a
                             person who acquired shares of Common Stock pursuant to a Qualified Offer, (2) the price per share of Common Stock offered in such transaction is not less than the price per share of Common Stock paid to all holders of shares of Common Stock whose shares were purchased pursuant to such Qualified Offer and (3) the form of per share consideration being offered to the remaining holders of shares of Common Stock pursuant to such transaction is identical to the form of per share consideration paid pursuant to the Qualified Offer.

Exchange At any time after any person (other than pursuant to a Qualified Offer) becomes an Acquiring Person (but before the Flip-Over is triggered), the Board may exchange all or part of the Rights (other than the Rights beneficially owned by the Acquiring Person and certain affiliated persons) for shares of Class B Common Stock at an exchange ratio of one share of Class B Common Stock per Right.

Redemption                   The Board, with the approval of not less than 80%
                             of the directors, or the shareholders, with the approval of the holders of not less than 2/3 of the total outstanding shares of Common Stock
                             (Class A and Class B voting together as a single class), may redeem all of the Rights at a price of $0.01 per Right at any time prior to the time that any person becomes an Acquiring Person.

Expiration                   The Rights will expire on the earlier of
                             (i) October 10, 2010, (ii) any date (after the spin-off) on which there are no longer any shares of Class B Common Stock outstanding or (iii) the date upon which the Rights are either exchanged or redeemed.

Amendments                   For so long as the Rights are redeemable, the
                             Rights Agreement may be amended in any respect with the approval of not less than 80% of the directors or the approval of the holders of not less than 2/3 of the total outstanding shares of Common Stock
                             (Class A and Class B voting together as a single class).

                             At any time after the Rights are no longer redeemable, the Rights Agreement may be amended with the approval of not less than 80% of the directors provided that the Rights Agreement may not be amended in any respect that would adversely affect the Rights holders (other than any Acquiring Person and certain affiliated

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                             persons) or cause the Rights again to become
                             redeemable.

Voting Rights                A rights holder has no rights as a stockholder of
                             the Company, including the right to vote and to receive dividends.

Antidilution Provisions      The Rights Agreement includes standard antidilution
                             provisions designed to protect the efficacy of the Rights.

Stock Redemption by FEC      Notwithstanding anything to the contrary contained
                             herein, if at any time after the Distribution FEC redeems or repurchases any shares of its Common
                             Stock (i) no triggers under the Rights Plan shall occur solely by virtue of a shareholder's ownership percentage in FEC increasing exclusively as a result of such stock redemption or repurchase, and
                             (ii) the Shareholders (and only the Shareholders) shall not be restricted (by virtue of any trigger under the Rights Plan) from transferring any shares of Common Stock to a third party to the extent (and only to the extent) that such transfer would not have been restricted had the stock redemption or repurchase by FEC not occurred.

                                  ------------

A copy of the Rights Agreement has been filed with the Securities and Exchange Commission as an Exhibit to a Registration Statement on Form 8-A. A copy of the Rights Agreement is available free of charge from the Company. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, as amended from time to time, the complete terms of which are hereby incorporated by reference.

                                  ------------



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